Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Offer to Purchase 10.75% Senior Notes

Englewood, CO - May 7, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) announced today its offer to purchase up to $22,125,000 principal amount of its 10.75% Senior Secured Notes due 2018, CUSIPs 960887AB3, U96068AC2, and 960887AD9 (the “Notes”). The offer will expire at 5:00 p.m. Eastern Time on Thursday, May 29, 2014. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon, if any, to the date and time the offer is consummated, which is expected to be June 3, 2014, at 5:00 P.M. Eastern Time.

Westmoreland is required by the terms of its indenture governing the Notes to make this offer because it achieved certain financial results (as provided in the indenture) for the year ended December 31, 2013. If Notes are not tendered for the entire amount of the offer, Westmoreland may use the remaining offered amount for general corporate purposes.

If the aggregate of the offered price of Notes validly tendered and not withdrawn by holders exceeds the payment amount, Notes to be purchased will be selected on a pro rata basis with such adjustments as may be deemed appropriate by Westmoreland so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased. All Notes not accepted as a result of prorationing will be rejected from the offer and will be returned to the tendering holders promptly following the earlier of June 3, 2014, at 5:00 P.M. Eastern Time, or the date on which the offer is terminated.

The results of this offer to purchase Notes will be posted at www.Westmoreland.com on June 3, 2014, after 5:00 P.M. Eastern Time.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any Notes.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company's coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements and Canadian Information

This release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as risks associated with our industry or the economy generally and other matters discussed in the “Risk Factors” section of our filings with the SEC. The forward-looking statements in this release speak only as of the date of this release. Although we may from time to time voluntarily update our prior forward looking statements, we disclaim any commitment to do so except as required by securities laws.

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Contact: Kevin Paprzycki (855) 922-6463